Exhibit 99.1

Daktronics, Inc. Announces Fiscal Year and Fourth Quarter 2021 Results

Brookings, S.D., June 9, 2021 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal year and fourth quarter 2021 results. Daktronics reported fiscal year 2021 net sales of $482.0 million, operating income of $17.1 million, net income of $10.9 million, and earnings per diluted share of $0.24. This compares to net sales of $608.9 million, operating loss of $0.2 million, and net income of $0.5 million, or $0.01 earnings per diluted share for fiscal 2020. Fiscal 2021 orders were $515.9 million compared to $620.8 million for fiscal 2020.

Daktronics reported fiscal 2021 fourth quarter net sales of $116.9 million, operating income of $1.1 million, and net income of $0.3 million, or $0.01 earnings per diluted share, compared to net sales of $126.1 million, operating loss of $3.5 million, and net loss of $1.1 million, or $0.02 loss per diluted share for the fourth quarter of fiscal 2020. Fiscal 2021 fourth quarter orders were $171.2 million compared to $147.2 million for the fourth quarter of fiscal 2020. Product backlog at the end of the fiscal 2021 fourth quarter was $251 million, compared to a backlog of $212 million a year earlier and $195 million at the end of the third quarter of fiscal 2021.

Fiscal 2021 is a 52-week year and fiscal 2020 was a 53-week year. Sales, orders and other results of operations were impacted due to the additional week of operations.

Cash generated by operating activities for the fiscal year ended May 1, 2021 was $66.2 million, compared to cash generated of $10.8 million in fiscal 2020. Cash generated by operating activities is primarily derived from cash received from customers, offset by cash payments for inventories, subcontractors, employee related costs, and operating expense outflows. Cash provided from operations differed as compared to last year primarily due to a focus on customer collections, decreasing inventory levels, and lowering personnel and operating expense outflows as we managed operations through the uncertain times created by the COVID-19 pandemic. Cash generation and use can vary based on order timing and levels, varying contractual payment terms from customers, and payments for inventory to meet delivery and installation schedules. Free cash flow, defined as cash provided from or used in operating activities less net investment in property and equipment, was a positive $61.5 million for fiscal 2021, as compared to a negative free cash flow of $7.0 million for fiscal 2020. Net investment in property and equipment was $4.7 million for fiscal 2021, as compared to $17.8 million for fiscal 2020. During fiscal 2021, the share repurchase and dividend programs were suspended with no related cash outflows. Cash, restricted cash, and marketable securities at the end of the fourth quarter of fiscal 2021 were $80.4 million, which compares to $41.6 million at the end of the fourth quarter of fiscal 2020. At the end of fiscal year 2021, there were no advances under the loan portion of the line of credit compared to $15 million borrowed at the end of fiscal year 2020.

Fourth Quarter Fiscal 2021 Consolidated Financial Results

Orders for the fourth quarter of fiscal 2021 increased 16.3 percent as compared to the fourth quarter of fiscal 2020. Orders increased in the Commercial, Live Events, High School Park and Recreation, and International business units and decreased in the Transportation business unit. Overall, market activity began increasing as COVID-19 restrictions were reduced which improved economic outlooks.  This resulted in customers committing to large project and placing global account orders. The increase in the Live Events business unit was due to upgrades in university sports stadiums, primarily for football venues. The Commercial and International business units experienced an increase in orders mainly in the out-of-home ("OOH") market as advertising spend expanded. The Transportation business unit orders decreased due to a decline in state procurement project activity as compared to last year.

Net sales for the fourth quarter of fiscal 2021 decreased by 7.3 percent as compared to the fourth quarter of fiscal 2020. Net sales decreased in Live Events and International business units. Live Events was impacted the most due to lower order activity earlier this fiscal year. Commercial, High School Park and Recreation, and Transportation businesses were relatively flat year over year.

Gross profit as a percentage of net sales was 23.6 percent for the fourth quarter of fiscal 2021 as compared to 22.7 percent a year earlier. The increase in gross profit percentage was primarily due to the change in mix of project types and lower warranty charges. Warranty as a percent of sales improved to 1.3 percent as compared to 1.6 percent last year. Operating expense for the fourth quarter of 2021 was $26.4 million, compared to $32.1 million for the fourth quarter of fiscal 2020. This decrease is attributable to our focus on managing our expenses to expected order volumes through the COVID-19 pandemic. Declines in overall operating expenses were attributable to lower personnel related costs, reduced third-party contract use, and lower travel and entertainment activities. Operating income as a percentage of sales was 1.0 percent for the fourth quarter of fiscal 2021 as compared to an operating loss as a percentage of sales of 2.7 percent for the fourth quarter of fiscal 2020.

The provision for income taxes during the fourth quarter is calculated based on actual results for the full fiscal year to income or loss, excluding unusual or infrequently occurring discrete items for the reporting period. Our effective tax rate was 49.7 percent for the fourth quarter of fiscal 2021 as compared to 66.9 percent for the fourth quarter of fiscal 2020.

Fiscal 2021 Consolidated Financial Results

Orders for fiscal 2021 decreased by 16.9 percent as compared to fiscal 2020. Each business unit's order volume was lower in fiscal 2021 due to lower market activity from the resulting economic and business impacts of the COVID-19 pandemic and related timing of large contract orders. Each business unit’s orders were impacted by the additional week in fiscal 2020.

Net sales for fiscal 2021 decreased 20.8 percent as compared to fiscal 2020 as a result of order booking declines and delayed conversions to sales based on customer project schedules.

Gross profit as a percentage of net sales improved to 25.0 percent for fiscal 2021 as compared to 22.8 percent a year earlier. Warranty as a percent of sales was 1.4 percent as compared to 1.9 percent last year. Operating expenses for fiscal 2021 were $103.5 million as compared to $138.9 million for fiscal 2020. The decrease in total operating expenses was primarily attributable to our focus on managing our expenses to expected order volumes. Declines in overall operating expenses included lower personnel related costs, reduced third-party contract use, lower travel and entertainment activities, and lowered marketing and convention events offset by an increase in bad debt expense. Operating margin improved to 3.5 percent as a percent of sales for fiscal 2021 as compared to a breakeven as percent of sales for fiscal 2020.

The effective tax rate for fiscal 2021 was 22.3 percent. The fiscal 2020 tax benefit was the result of permanent tax credits exceeding a valuation allowance.

Reece Kurtenbach, chairman, president and chief executive officer, stated, "As we entered into fiscal 2021, the impact of the COVID-19 pandemic created uncertainty, disruption, and volatility. To protect our liquidity, we reduced our operation's spend, capital investments, and returns to investors. While our orders and revenues were muted, we continued to market our solutions to customers and worked to strengthen our operations. These actions allowed us to generate cash, pay back our line of credit, and generate a profit through this uncertain pandemic year. I thank all of our stakeholders for your help in managing through this unique and unprecedented time – our employees, customers, suppliers, investors, and communities.

Outlook

Kurtenbach added, "During the fourth quarter, order and quoting activities have increased creating a strong backlog and positive outlook going into fiscal 2022. We believe the movement of and the safe gathering of people will allow our customer’s markets to continue to recover over the coming year. Over the long-term, we believe the fundamentals of the audiovisual industry are strong and are poised for growth. We are actively investing in new technologies and markets to meet that expected demand with world-leading solutions and value. As we work through the pandemic recovery, we remain disciplined in managing our operating expenses and strategic in our capacity additions for the elevated demand. We expect headwinds in material, labor, freight availability and inflation as the world economies recover, which may cause volatility in our revenue cycles and production costs. We look forward to the global recovery and long-term profitable growth."

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, raw material and component availability, and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2020 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	May 1,	May 2,	May 1,	May 2,
	2021	2020	2021	2020
Net sales	$116,883	$126,108	$482,033	$608,932
Cost of sales	89,316	97,482	361,450	470,232
Gross profit	27,567	28,626	120,583	138,700

Operating expenses:
Selling	12,435	14,876	48,649	65,902
General and administrative	7,203	8,495	27,980	35,193
Product design and development	6,793	8,709	26,846	37,772
	26,431	32,080	103,475	138,867
Operating income (loss)	1,136	(3,454)	17,108	(167)

Nonoperating income (expense):
Interest income	27	141	230	805
Interest expense	(46)	(53)	(295)	(106)
Other (expense) income, net	(606)	111	(2,983)	(541)

Income (loss) before income taxes	511	(3,255)	14,060	(9)
Income tax (benefit) expense	254	(2,176)	3,134	(500)
Net income (loss)	$257	$(1,079)	$10,926	$491

Weighted average shares outstanding:
Basic	45,147	44,685	44,989	45,031
Diluted	45,360	44,685	45,202	45,316

Earnings (loss) per share:
Basic	$0.01	$(0.02)	$0.24	$0.01
Diluted	$0.01	$(0.02)	$0.24	$0.01

Cash dividends declared per share	$—	$0.05	$—	$0.20

Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands) (unaudited)

	May 1,	May 2,
	2021	2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$77,590	$40,398
Restricted cash	2,812	14
Marketable securities	—	1,230
Accounts receivable, net	67,808	72,577
Inventories	74,356	86,803
Contract assets	32,799	35,467
Current maturities of long-term receivables	1,462	3,519
Prepaid expenses and other current assets	7,445	9,629
Income tax receivables	731	548
Property and equipment and other assets available for sale	—	1,817
Total current assets	265,003	252,002

Property and equipment, net	58,682	67,484
Long-term receivables, less current maturities	1,635	1,114
Goodwill	8,414	7,743
Intangibles, net	2,083	3,354
Investment in affiliates and other assets	27,403	27,683
Deferred income taxes	11,944	13,271
TOTAL ASSETS	375,164	372,651

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	40,251	47,834
Contract liabilities	64,495	50,897
Accrued expenses	30,672	36,626
Warranty obligations	10,464	9,764
Income taxes payable	738	844
Total current liabilities	146,620	145,965

Long-term warranty obligations	15,496	15,860
Long-term contract liabilities	10,720	10,707
Other long-term obligations	7,816	22,105
Long-term income tax payable	548	582
Deferred income taxes	410	452
Total long-term liabilities	34,990	49,706

SHAREHOLDERS' EQUITY:
Common stock	60,575	60,010
Additional paid-in capital	46,595	44,627
Retained earnings	96,016	85,090
Treasury stock, at cost	(7,297)	(7,470)
Accumulated other comprehensive loss	(2,335)	(5,277)
TOTAL SHAREHOLDERS' EQUITY	193,554	176,980
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$375,164	$372,651

Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	May 1,	May 2,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,926	$491
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,077	17,718
Gain on sale of property, equipment and other assets	(572)	(35)
Share-based compensation	2,067	2,265
Equity in loss of affiliate	2,370	741
Provision for doubtful accounts, net of recovery	1,299	(99)
Deferred income taxes, net	1,314	(2,183)
Change in operating assets and liabilities	31,731	(8,090)
Net cash provided by operating activities	66,212	10,808

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,891)	(18,091)
Proceeds from sales of property, equipment and other assets	3,184	322
Proceeds from sales or maturities of marketable securities	1,230	25,162
Purchases of and loans to equity investment	(6,744)	(11,664)
Net cash used in investing activities	(10,221)	(4,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	15,000
Payments on notes payable	(15,000)	—
Principal payments on long-term obligations	(460)	(2,149)
Dividends paid	—	(8,994)
Payments for common shares repurchased	—	(5,636)
Tax payments related to RSU issuances	(125)	(199)
Net cash used in financing activities	(15,585)	(1,978)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(416)	111
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	39,990	4,670

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	40,412	35,742
End of period	$80,402	$40,412

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended				Twelve Months Ended
	May 1,	May 2,			May 1,	May 2,
	2021	2020	Dollar Change	Percent Change	2021	2020	Dollar Change	Percent Change
Net sales:
Commercial	$32,353	$32,061	$292	0.9%	$127,300	$152,627	$(25,327)	(16.6)%
Live Events	30,423	37,395	(6,972)	(18.6)	143,049	196,591	(53,542)	(27.2)
High School Park and Recreation	20,392	20,981	(589)	(2.8)	91,557	96,414	(4,857)	(5.0)
Transportation	16,694	16,875	(181)	(1.1)	58,284	70,139	(11,855)	(16.9)
International	17,021	18,796	(1,775)	(9.4)	61,843	93,161	(31,318)	(33.6)
	$116,883	$126,108	$(9,225)	(7.3)%	$482,033	$608,932	$(126,899)	(20.8)%
Orders:
Commercial	$45,949	$27,123	$18,826	69.4%	$138,878	$146,182	$(7,304)	(5.0)%
Live Events	63,558	54,373	9,185	16.9	157,177	203,834	(46,657)	(22.9)
High School Park and Recreation	29,710	26,236	3,474	13.2	94,292	100,088	(5,796)	(5.8)
Transportation	11,983	28,063	(16,080)	(57.3)	49,696	83,473	(33,777)	(40.5)
International	19,977	11,374	8,603	75.6	75,841	87,201	(11,360)	(13.0)
	$171,177	$147,169	$24,008	16.3%	$515,884	$620,778	$(104,894)	(16.9)%

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands)(unaudited)

	Twelve Months Ended
	May 1,	May 2,
	2021	2020
Net cash provided by operating activities	$66,212	$10,808
Purchases of property and equipment	(7,891)	(18,091)
Proceeds from sales of property, equipment and other assets	3,184	322
Free cash flow	$61,505	$(6,961)

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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